Exhibit 99.1

ITC Reports Fourth Quarter and Year Ended 2015 Results

Highlights

•              Full-year 2015 operating earnings of $2.08 per diluted common share; full-year 2015 reported earnings of $1.56 per diluted common share

•              Fourth quarter 2015 operating earnings of $0.57 per diluted common share; fourth quarter 2015 reported earnings of $0.24 per diluted common share

•              Full-year 2015 capital investments of $771.4 million

•              Updated regulated operating company capital investment forecast to approximately $2.1 billion from $1.9 billion for 2016 through 2018

•              Announced acquisition of ITC by Fortis Inc. on February 9, 2016 valued at US$11.3 billion, including ITC consolidated debt, concluding the board’s evaluation of strategic alternatives

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2015	2014	2015	2014
OPERATING REVENUES	$224,034	$231,097	$1,044,768	$1,023,048
REPORTED NET INCOME	$37,365	$46,738	$242,406	$244,083
OPERATING EARNINGS	$87,592	$75,913	$323,806	$292,039
REPORTED DILUTED EPS	$0.24	$0.30	$1.56	$1.54
OPERATING DILUTED EPS	$0.57	$0.48	$2.08	$1.85

NOVI, Mich., February 25, 2016 - ITC Holdings Corp. (NYSE: ITC) announced today its results for the fourth quarter and year ended December 31, 2015.

Reported net income for the fourth quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $37.4 million, or $0.24 per diluted common share, compared to $46.7 million or $0.30 per diluted common share for the fourth quarter of 2014. For the year ended December 31, 2015, reported net income was $242.4 million, or $1.56 per diluted common share, compared to $244.1 million, or $1.54 per diluted common share for the same period last year.

Operating earnings for the fourth quarter were $87.6 million, or $0.57 per diluted common share, compared to operating earnings of $75.9 million, or $0.48 per diluted common share for the fourth quarter of 2014. For the year ended December 31, 2015, operating earnings were $323.8 million, or $2.08 per diluted common share, compared to operating earnings of $292.0 million, or $1.85 per diluted common share for the same period last year.

ITC invested $771.4 million in capital projects at its operating companies during the year ended December 31, 2015, including $189.6 million at ITCTransmission, $174.8 million at METC, $388.4 million at ITC Midwest, $14.4 million at ITC Great Plains and $4.2 million of Development.

“I am very pleased to report that 2015 was another year of strong operational and financial performance,” said Joseph L. Welch, chairman, president and CEO of ITC. “We delivered on our commitments to shareholders and customers while positioning ourselves for continued success in the long-term.”

“We are pleased with our recent announcement that ITC has agreed to be acquired by Fortis Inc. We believe that Fortis is the ideal partner to provide a broad platform for ITC to make long-term strategic investments in electric transmission to the benefit of customers and stakeholders in support of ITC’s mission to modernize electrical infrastructure in the United States,” said Joseph L. Welch, chairman, president and CEO of ITC.

Operating Earnings

Operating earnings are non-GAAP measures that exclude the impact of after-tax expenses associated with the following items:

1.              Regulatory charges of approximately $0.6 million for the fourth quarter of 2015. These expenses totaled $7.3 million, or $0.04 per diluted common share for the year ended December 31, 2015 and $0.1 million for the year ended December 31, 2014. Of the 2015 charges, $1.1 million relates to management’s decision to write-off abandoned project costs at ITCTransmission and $6.2 million relates to a refund liability attributable to contributions in aid of construction (CIAC refund liability). The 2014 charge relates to certain acquisition accounting adjustments for ITC Midwest, ITCTransmission, and METC resulting from the Federal Energy Regulatory Commission (FERC) audit order on ITC Midwest issued in May 2012.

2.              Loss on extinguishment of debt associated with the cash tender offer and consent solicitation transaction for select bonds at ITC Holdings that we completed in the second quarter of 2014. The impact of this item totaled $0.2 million for the fourth quarter of 2014 and $18.2 million, or $0.12 per diluted common share, for the year ended December 31, 2014.

3.              Estimated refund liability associated with the Midcontinent ISO (MISO) regional base ROE rate (the base ROE) of $48.6 million, or $0.32 per diluted common share, for the fourth quarter of 2015 and $73.2 million, or $0.47 per diluted common share, for the year ended December 31, 2015 (of the $48.6 million estimated refund liability charge in the fourth quarter of 2015, $36.8 million, or $0.24 per diluted common share, relates to revisions to the estimated liability for periods prior to October 1, 2015, and of the $73.2 million estimated refund liability charge for the year ended December 31, 2015, $28.4 million, or $0.18 per diluted common share, relates to revisions to the estimated liability for periods prior to January 1, 2015). The ROE refund liabilities totaled $28.9 million, or $0.18 per diluted common share, for the fourth quarter and year ended December 31, 2014. The refund liability reflects the estimated refund obligation associated with the base ROE rate 206 complaints.

4.              2015 review of strategic alternatives transaction expenses of approximately $1.0 million, or $0.01 per diluted common share, for the fourth quarter and year ended December 31, 2015. Entergy Corporation transaction expenses incurred in the fourth quarter and year ended December 31, 2014 were approximately $0.1 million and $0.7 million, or $0.01 per diluted common share, respectively.

Operating earnings for the fourth quarter and for the year ended December 31, 2015 increased by $11.7 million, or $0.09 per diluted common share, and $31.8 million, or $0.23 per diluted common share, compared with the same periods last year. The increases compared to the prior period were largely attributable to higher income associated with increased rate base at our operating companies, partially offset by non-recoverable bonus payments expensed primarily in the first quarter associated with completion of the Kansas V-Plan Project at ITC Great Plains in December of 2014 coupled with higher professional services for various development initiatives. Absent the Kansas V-Plan Project bonus payments, year-over-year operating earnings would have increased by approximately 15%.

Share Repurchase

On September 30, 2015, ITC Holdings entered into an accelerated share repurchase agreement (ASR) for $115.0 million, under the board of directors’ authorization in April 2014. Under the ASR, ITC Holdings received an initial delivery of 2.8 million shares on October 1, 2015, with a fair market value of $92.0 million. The ASR was settled on November 5, 2015 and ITC Holdings received an additional 0.8 million shares as determined by the volume-weighted average share price of $32.57 including the agreed upon discount. The ASR’s settlement in November 2015 marks the conclusion of the board-authorized share repurchase plan of up to $250 million in aggregate.

Review of Strategic Alternatives

On February 9, 2016, Fortis Inc. (Fortis), certain subsidiaries of Fortis, and ITC entered into an agreement and plan of merger pursuant to which Fortis will acquire ITC in a transaction (the Acquisition) valued at approximately US$11.3 billion at the time of announcement. This brings to a close the board’s review of strategic alternatives. ITC shareholders will receive US$22.57 in cash and 0.7520 of a Fortis common share per ITC share. Upon completion of the Acquisition, ITC will become a subsidiary of Fortis and approximately 27% of the shares of Fortis will be held by ITC shareholders. Fortis will apply to list its shares on the New York Stock Exchange in connection with the Acquisition and will continue to have its shares listed on the Toronto Stock Exchange. In addition to the necessary state approvals, the closing of the Acquisition is subject to both ITC and Fortis shareholder approvals, the satisfaction of other customary closing conditions, and certain Federal and State regulatory approvals including, among others, those of the FERC, the Committee on Foreign Investment in the United States, and the United States Federal Trade Commission/Department of Justice under the Hart-Scott-Rodino Antitrust Improvement Act. The closing of the Acquisition is expected to occur in late 2016.

Capital Investment Plan

ITC is updating its regulated operating company capital investment plan for the period of 2016 to 2018 to reflect approximately $2.1 billion of aggregate capital investments over this period. The capital investment plan is projected to increase ITC’s average rate base plus construction work in progress (CWIP) balances from approximately $5.3 billion at the end of 2015 to approximately $6.6 billion at the end of 2018. This increase in average rate base plus CWIP is expected to result in compound annual growth in earnings per share greater than 10% percent over this period.

Fourth Quarter 2015 Operating Earnings Financial Results Detail — Non-GAAP Measure

ITC’s operating revenues for the fourth quarter of 2015 increased to $301.2 million compared to $278.0 million for the fourth quarter of 2014. Amounts reported for the fourth quarter of 2015 exclude approximately $76.3 million in reduced pre-tax revenues associated with the MISO regional base ROE rate refund liability, which include $58.5 million related to adjustments to prior periods associated with the refund liability, and $0.9 million in reduced pre-tax revenues associated with the CIAC refund liability. Amounts reported for the fourth quarter of 2014 exclude approximately $46.9 million in reduced pre-tax revenues associated with the MISO regional base ROE rate refund liability. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $24.8 million were $7.1 million lower than the same period in 2014. The decrease in O&M was primarily due to lower vegetation management requirements for the quarter.

General and administrative (G&A) expenses of $36.2 million were $8.3 million higher compared to the same period in 2014. Amounts reported for the fourth quarter 2015 exclude approximately $1.7 million of pre-tax expenses related to the review of strategic alternatives announced by the board on November 30, 2015 and concluded on February 9, 2016. The increase in G&A was primarily due to higher compensation expenses related to personnel additions and higher professional services for various development initiatives.

Depreciation and amortization expenses of $37.8 million increased by $4.4 million compared to the same period in 2014 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $20.7 million were $1.6 million higher than the same period in 2014. This increase was due to 2014 capital additions at our regulated operating subsidiaries, which are included in the assessment for 2015 property taxes.

Interest expense of $50.0 million increased by $2.8 million compared to the same period in 2014. Amounts reported for the fourth quarter 2015 and 2014 exclude pre-tax expenses related to the adjustments to operating earnings of $3.7 million and $0.9 million, respectively. The increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the fourth quarter of 2015 was 37.3 percent compared to 39.0 percent for the same period last year. Amounts reported for the fourth quarter of 2015 and 2014 exclude approximately $32.4 million and $18.8 million, respectively, associated with adjustments to operating earnings.

Year End 2015 Operating Earnings Financial Results Detail — Non-GAAP Measure

ITC’s operating revenues for the year ended December 31, 2015 increased to $1,169.4 million compared to $1,070.0 million from the same period last year. Amounts reported for the year ended December 31, 2015 exclude approximately $115.1 million in reduced pre-tax revenues associated with the MISO regional base ROE rate refund liability, which include $45.8 million related to adjustments to prior periods associated with the refund liability, and $9.5 million in pre-tax revenues associated with the CIAC refund liability. Amounts reported for the year ended

December 31, 2014 exclude approximately $46.9 million in reduced pre-tax revenues associated with the MISO regional base ROE rate refund liability. This increase was primarily due to higher revenue requirements attributable to higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

O&M expenses of $113.1 million were $1.5 million higher for the year ended December 31, 2015 compared to the same period in 2014. The increase in O&M expenses was primarily due to higher expenses associated with transmission system monitoring and control activities.

G&A expenses of $141.8 million were $27.9 million higher compared to the same period in 2014. Amounts reported for the year ended December 31, 2015 exclude pre-tax expenses of approximately $1.4 million related to regulatory charges and $1.7 million related to the review of strategic alternatives announced by the board on November 30, 2015 and concluded on February 9, 2016. Amounts reported for the year ended December 31, 2014 exclude approximately $1.1 million of pre-tax expenses associated with the Entergy transaction. The increase in G&A expenses was primarily due to incentive-based compensation for bonus payments associated with completion of the Kansas V-Plan Project at ITC Great Plains in December 2014 and higher professional services for various development initiatives.

Depreciation and amortization expenses of $144.7 million increased by $16.7 million for the year ended December 31, 2015 compared to the same period in 2014 primarily due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $82.4 million were $5.9 million higher compared to the same period in 2014. This increase was due to 2014 capital additions at our regulated operating subsidiaries, which are included in the assessment for 2015 property taxes.

Interest expense of $197.8 million was $12.2 million higher compared to the same period in 2014. Amounts reported for the year ended December 31, 2015 and 2014 exclude approximately $6.0 million and $1.0 million, respectively, of pre-tax expenses associated with the adjustments to operating earnings noted previously. The increase in interest expense was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the year ended December 31, 2015 was 37.4 percent compared to 38.2 percent for the same period in 2014. Amounts reported for the year ended December 31, 2015 and 2014 exclude income taxes of $52.4 million and $30.4 million, respectively, associated with adjustments to operating earnings noted previously.

Fourth Quarter Conference Call and Webcast

Joseph L. Welch, chairman, president and CEO and Rejji P. Hayes, senior vice president and CFO will discuss the fourth quarter results in a conference call at 11 a.m. Eastern on Thursday, February 25, 2016. Individuals wishing to participate in the conference call may dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode. A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page. The conference call replay, available through March 1, 2016, and can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 35330470. The webcast will be archived on the ITC website.

Other Available Information

More detail about the year ended 2015 results may be found in ITC’s Form 10-K filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-K can be found at our website, http://investor.itc-holdings.com. Paper copies can also be made available by contacting us through our website.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, allow new generating resources to interconnect to its transmission systems and lower the overall cost of delivered energy. Through its regulated operating subsidiaries ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along approximately 15,600 circuit miles of transmission line. ITC’s grid development focus includes growth through regulated infrastructure investment as well as domestic and international expansion through merchant and other commercial development opportunities. For more information, please visit ITC’s website at www.itc-holdings.com (ITC-itc-F).

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission. ITC’s management believes that operating earnings, or GAAP earnings adjusted for specific items as described in the release that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding ITC’s underlying performance, business and performance trends, and helps facilitate period to period comparisons. However, non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Stephanie Amaimo, 248-946-3572; samaimo@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended		Twelve months ended
	December 31,		December 31,
(in thousands, except per share data)	2015	2014	2015	2014
OPERATING REVENUES	$224,034	$231,097	$1,044,768	$1,023,048
OPERATING EXPENSES
Operation and maintenance	24,814	31,888	113,123	111,623
General and administrative	37,855	27,949	144,919	115,031
Depreciation and amortization	37,769	33,427	144,672	128,036
Taxes other than income taxes	20,725	19,060	82,354	76,534
Other operating income and expense — net	(342)	(255)	(1,017)	(1,005)
Total operating expenses	120,821	112,069	484,051	430,219
OPERATING INCOME	103,213	119,028	560,717	592,829
OTHER EXPENSES (INCOME)
Interest expense — net	53,709	48,145	203,779	186,636
Allowance for equity funds used during construction	(6,641)	(5,960)	(28,075)	(20,825)
Loss on extinguishment of debt	—	131	—	29,205
Other income	(1,245)	(462)	(2,071)	(1,103)
Other expense	216	792	3,207	4,511
Total other expenses (income)	46,039	42,646	176,840	198,424
INCOME BEFORE INCOME TAXES	57,174	76,382	383,877	394,405
INCOME TAX PROVISION	19,809	29,644	141,471	150,322
NET INCOME	$37,365	$46,738	$242,406	$244,083
Basic earnings per common share	$0.25	$0.30	$1.57	$1.56
Reported diluted earnings per common share	$0.24	$0.30	$1.56	$1.54
Operating diluted earnings per common share	$0.57	$0.48	$2.08	$1.85
Dividends declared per common share	$0.188	$0.163	$0.700	$0.610

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Reported net income (GAAP)	$37,365	$46,738	$242,406	$244,083
After-tax regulatory charges	621	2	7,253	134
After-tax debt extinguishment & consent solicitation fees	—	157	—	18,205
After-tax MISO regional base ROE rate refund liability(1)	48,630	28,903	73,171	28,903
After-tax review of strategic alternatives expenses	976	—	976	—
After-tax Entergy transaction related expenses	—	113	—	714
Operating earnings (non-GAAP)	$87,592	$75,913	$323,806	$292,039

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Twelve months ended
	December 31,		December 31,
	2015	2014	2015	2014
Reported diluted EPS (GAAP)	$0.24	$0.30	$1.56	$1.54
After-tax regulatory charges	—	—	0.04	—
After-tax debt extinguishment & consent solicitation fees	—	—	—	0.12
After-tax MISO regional base ROE rate refund liability(1)	0.32	0.18	0.47	0.18
After-tax review of strategic alternatives expenses	0.01	—	0.01	—
After-tax Entergy transaction related expenses	—	—	—	0.01
Operating diluted EPS (non-GAAP)	$0.57	$0.48	$2.08	$1.85

(1)Amounts recorded for fourth quarter and year ended December 31, 2015 include after-tax amounts of $36.8 million, or $0.24 per diluted common share, and $28.4 million, or $0.18 per diluted common share, respectively, related to adjustments to prior periods associated with the refund liability.

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31,	December 31,
(in thousands, except share data)	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$13,859	$27,741
Accounts receivable	104,262	100,998
Inventory	25,777	30,892
Regulatory assets	14,736	5,393
Prepaid and other current assets	10,608	7,281
Total current assets	169,242	172,305
Property, plant and equipment (net of accumulated depreciation and amortization of $1,487,713 and $1,388,217, respectively)	6,109,639	5,496,875
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $28,242 and $24,917, respectively)	45,602	48,794
Regulatory assets	233,376	223,712
Deferred financing fees (net of accumulated amortization of $17,515 and $15,972, respectively)	29,298	30,311
Other	44,802	37,418
Total other assets	1,303,241	1,290,398
TOTAL ASSETS	$7,582,122	$6,959,578
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$124,331	$107,969
Accrued payroll	24,123	23,502
Accrued interest	52,577	50,538
Accrued taxes	44,256	41,614
Regulatory liabilities	44,964	39,972
Refundable deposits from generators for transmission network upgrades	2,534	10,376
Debt maturing within one year	395,334	175,000
Other	31,034	14,043
Total current liabilities	719,153	463,014
Accrued pension and postretirement liabilities	61,609	69,562
Deferred income taxes	735,426	642,051
Regulatory liabilities	254,788	160,070
Refundable deposits from generators for transmission network upgrades	18,077	9,384
Other	23,075	17,354
Long-term debt	4,060,923	3,928,586
Commitments and contingent liabilities (Notes 4 and 16)
STOCKHOLDERS’ EQUITY
Common stock, without par value, 300,000,000 shares authorized, 152,699,077 and 155,140,967 shares issued and outstanding at December 31, 2015 and 2014, respectively	829,211	923,191
Retained earnings	875,595	741,550
Accumulated other comprehensive income	4,265	4,816
Total stockholders’ equity	1,709,071	1,669,557
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,582,122	$6,959,578

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOW

	Twelve months ended
	December 31,
(in thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$242,406	$244,083
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	144,672	128,036
Recognition of and refund and collection of revenue accruals and deferrals — including accrued interest	(53,539)	(4,093)
Deferred income tax expense	77,371	90,373
Allowance for equity funds used during construction	(28,075)	(20,825)
Loss on extinguishment of debt	—	29,205
Other	22,031	17,697
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(501)	(11,869)
Inventory	5,140	1,094
Prepaid and other current assets	(3,214)	5,089
Accounts payable	(7,263)	(19,061)
Accrued payroll	463	525
Accrued interest	2,039	(2,511)
Accrued taxes	14,783	19,756
Tax benefit on the excess tax deduction of share-based compensation	(11,707)	(7,767)
Other current liabilities	5,587	(2,314)
Estimated potential refund related to return on equity complaints	120,197	47,780
Other non-current assets and liabilities, net	25,355	(13,697)
Net cash provided by operating activities	555,745	501,501
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(684,140)	(733,145)
Proceeds from sale of marketable securities	673	495
Purchases of marketable securities	(10,422)	(6,091)
Other	(5,456)	4,040
Net cash used in investing activities	(699,345)	(734,701)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	225,000	798,664
Borrowings under revolving credit agreements	2,832,100	1,660,000
Borrowings under term loan credit agreements	200,000	110,000
Net issuance of commercial paper, net of discount	94,630	—
Retirement of long-term debt — including extinguishment of debt costs	(175,000)	(298,625)
Repayments of revolving credit agreements	(2,825,000)	(1,618,400)
Repayments of term loan credit agreements	—	(189,000)
Issuance of common stock	13,635	20,713
Dividends on common and restricted stock	(108,275)	(95,595)
Refundable deposits from generators for transmission network upgrades	12,956	5,833
Repayment of refundable deposits from generators for transmission network upgrades	(12,025)	(28,683)
Repurchase and retirement of common stock	(137,081)	(134,284)
Tax benefit on the excess tax deduction of share-based compensation	11,707	7,767
Advance for forward contract of accelerated share repurchase program	—	(20,000)
Return of unused advance for forward contract of accelerated share repurchase program	—	20,000
Other	(2,929)	(11,724)
Net cash provided by financing activities	129,718	226,666
NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(13,882)	(6,534)
CASH AND CASH EQUIVALENTS — Beginning of period	27,741	34,275
CASH AND CASH EQUIVALENTS — End of period	$13,859	$27,741